Exhibit 10.1

CFO Direct Ltd. 3 Hatidhar St., P.O. Box 4131, Millennium Building, 8th floor Ra’anana 43665, Israel Tel: +972 9 7442440 Fax: +972 9 7442446 cfo@cfo.co.il www.cfo.co.il
CFO SERVICES AGREEMENT
This agreement (the “Agreement”) is entered into as of this 20 day of September, 2010 between Top Spin Medical Inc., of 5 Hamaapilim St., Kfar-Shemaryahu, Israel (the “Company”) and Mr. Uri Ben-Or, CPA and CFO Direct Ltd, jointly and severely, of 3 Hatidhar St., P.O.Box 4131, Ra’anana 43652, Israel (collectively, the “Contractor”).

the Company wishes to retain services from the Contractor and the Contractor wishes to render such services to the Company; and	Whereas

the Contractor represents that he has the required ability, talent and experience to provide services to the Company, all as detailed and pursuant to the terms set forth herein.	Whereas
Now, therefore, the parties have agreed as follows:
1. Services. The Contractor will provide the Company with full and complete CFO (Chief Financial Officer) services, as an independent contractor, which, without limitation, will include the following services (the “Services”):
Outsourced CFO Services
a.	Acting as the CFO of the Company;

b.	Participating in meetings of the board of directors of the Company, on as requested basis;

c.	Preparing quarterly and annual financial statements according to the IFRS and US GAAP regulations in cooperation with the Company’s external accountant;

d.	Preparing board of directors reports and other reports as may be required from companies listed on the Tel Aviv Stock Exchange (“Public Companies”);

e.	Filing all financial reports required with the MAGNA system according to Securities Act of 1968 and its regulations after legal review by Company’s lawyer, as may be required from Public Companies;

f.	Preparing prospectuses and other reports together with professionals in the Company, as may be required from Public Companies;

g.	Managing on-going bookkeeping & salaries;

h.	Managing the Company’s activity with banks and cash flow;

i.	Preparing periodic managerial reports;

j.	Preparing budget control and forecasts;

k.	Performing such other tasks as shall be defined by the Company’s CEO from time to time.
It is herby clarified that the list above is a non-exhaustive list.
The scope of the Services shall be determined by the Company from time to time, according to the company’s needs.
2. Term. This Agreement shall commence on the date hereof and shall remain in effect for one (1) year, unless extended in writing by mutual agreement of the parties for additional periods (the “Term”). Each party may terminate this Agreement with a sixty (60) day prior written notice to the other party.
3. Consideration. As full and complete consideration for the Services, the Company shall pay the Contractor monthly fees at the amount of 13,000 NIS + V.A.T. for each month of the Term (the “Monthly Fees”). The Monthly Fees will be paid within ten (10) days from the end of each calendar month as a wire transfer, against a proper tax invoice of the Contractor.
For the avoidance of doubt, it is clarified that the Contractor shall be solely responsible and shall make all compulsory payments in connection with the Services provided hereunder. Said payments shall include, without limitation, income tax, National Insurance, and any and all other payments to any governmental or other relevant authority in connection with the Services.

4. Confidentiality. A confidentiality agreement between the parties is attached as Annex A hereto and forms an integral part of this Agreement.
5. Intellectual Property. The right and title to and in any and all intellectual property, inventions, scientific information, know-how, technologies and innovations that the Company developed or discovered prior to the Effective Date and which it shall develop in the future, including without limitation the Company’s Know-how or any intellectual property which may be developed by the Contractor in the scope of the Services, are and shall solely remain vested in the sole ownership of the Company and the Contractor shall not be entitled to any such rights.
6. No Breach. The Contractor represents and warrants that he had obtained all the required approvals, to the extent such are required, in order to be able to duly enter into this Agreement and perform its undertaking hereunder and that neither the execution and delivery of this Agreement, nor compliance by the Contractor with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of any agreement, or commitment to which the Contractor is a party or to which he is subject, or applicable law.
7. Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction in all matters pertaining or relating thereto.
8. Independent Contractor. The parties agree that Contractor shall act as an independent contractor in the performance of the Services and that nothing contained herein shall create or be construed to create an employer-employee relationship between the parties and Contractor shall not be entitled to any Company employment rights or benefits.
Without derogating from the above, in the event that, notwithstanding the parties’ representations and undertakings hereunder, the Contractor, or anyone on its behalf, shall claim, or a court of competent jurisdiction shall determine, the existence of employer-employee relationship between the Contractor and the Company, then the following provisions shall apply: (i) the Contractor’s monthly salary for such claimed or determined period of employer-employee relationship shall be equal to 70% (seventy percent) of the sum of the Monthly Fees and expenses reimbursement due to the Contractor as consideration for the Services hereunder (for the purposes of this Section 8, the “Monthly Salary”); and (ii) the Monthly Salary shall be deemed to constitute all of the Company’s liabilities and obligations towards the Contractor, of any source or origin, with respect to and in connection with said employer-employee relationship, except for such rights with respect to which global compensation may not be determined pursuant to applicable law.
The Company shall be entitled to set-off any amount due to it pursuant to this Section 8 from any amount due to Contractor pursuant to this Agreement.

9. Non-Assignment. This Agreement is for the services of the Contractor and none of the services to be provided by Contractor hereunder may be delegated, assigned or subcontracted to others without the prior written consent of the Company. The Contractor shall not be entitled to bind the Company for any purposes unless specifically authorized by the Company in writing.
10. Entire Agreement/Modification. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and understandings, hereto, whether oral or written, express or implied, with respect to the subject matter contained in this Agreement. Except as otherwise set forth above, this Agreement may not be altered, amended, or modified except by written instrument signed by the duly authorized representatives of both parties.
11. Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Contractor and the Company. No waiver by either party hereto at any time to act with respect to any breach or default by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
12. Notices. All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given when received by the party to whom notice is required to be given and shall be delivered personally or by registered mail to the addresses set forth above.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

/s/ Zvi Linkovsky			/s/ Uri Ben-Or

Top Spin Medical Inc.			CFO Direct Ltd.

By:	Zvi Linkovsky		By:	Uri Ben-Or, CPA, MBA
	Title:	Chairman of the Board of Directors and		Title: CEO
acting Principal Executive Officer

/s/ Uri Ben-Or

Uri Ben-Or

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